EXHIBIT 4.9
EXACT SCIENCES CORPORATION
2025 OMNIBUS LONG-TERM INCENTIVE PLAN
Performance Share Unit (PSU) Award Agreement
Grantee:

Grant Date:

Maximum Number of Performance Share Units (PSUs):

Target Number of Performance Share Units (PSUs):

This Global Performance Share Unit Award Agreement, including any country-specific terms and conditions set forth in Exhibit B hereto (the “Award Agreement”) is made between Exact Sciences Corporation, a Delaware corporation (the “Company”), and you, a Service Provider (“Grantee”).
The Company maintains the Exact Sciences Corporation 2025 Omnibus Long-Term Incentive Plan, as may be amended from time to time (the “Plan”). The Plan and a prospectus describing the Plan (the “Prospectus”) have been delivered to you. The Plan is also available upon request (and publicly filed), and its terms and conditions are incorporated herein by reference. Capitalized terms used but not otherwise defined in the Award Agreement shall have the same meanings as set forth in the Plan.
The PSUs covered by this Award Agreement (“PSUs” or the “Award”) are subject to the following terms and conditions:
1.Subject to the terms and conditions of the Plan and this Award Agreement, the Company awards to you the number of PSUs shown above. Each PSU shall correspond to one share of Common Stock (a “Share”).
2.This Award of PSUs is subject to the terms and conditions of the Plan and this Award Agreement. You acknowledge having read the Plan and the Prospectus and agree to be bound by all the terms and conditions of the Plan and this Award Agreement (including any exhibit or appendix thereto).
3.The Shares covered by the PSUs shall become earned by, and payable to, you subject to the terms and conditions shown on the attached Exhibit A.
4.You shall have no voting, dividend, dividend equivalent or other rights as a stockholder with respect to any Share covered by the PSUs unless and until the related PSU has become earned and such Share has been issued and delivered pursuant to this Award Agreement. The PSUs, and any Shares covered thereby that have not been issued to you, may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by you except to the extent expressly permitted under the Plan.
5.You agree that you shall comply with (or provide adequate assurance as to future compliance with) all applicable securities laws and income tax laws as determined by the Company as a condition precedent to the delivery of any Shares pursuant to this Award Agreement. In addition, you agree that, upon request, you will furnish a letter agreement providing that (a) you will not distribute or resell any of said Shares in violation of the Securities Act, (b) you will indemnify and hold the Company harmless against all liability for any such violation and (c) you will accept all liability for any such violation.
6.You may designate a beneficiary to receive payment in connection with the PSUs awarded hereunder in the event of your death while in service with the Company or one of its Affiliates, in accordance with the Company’s beneficiary designation procedures as in effect from time to time and pursuant to applicable law. If you do not designate a beneficiary, if your designated beneficiary does not survive you, or if the
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Company determines that your beneficiary designation is invalid, then your beneficiary will be your estate. The terms of the Plan and the Award Agreement shall be binding upon your executors, administrators, heirs and permitted successors and assigns.
7.The existence of this Award shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or convertible into, or otherwise affecting, the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
8.The Company may, in its sole discretion, decide to deliver any documents related to this or future Awards that may be granted under the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. Any notice that either party hereto may be required or permitted to give to the other shall be in writing and may be delivered personally, by interoffice mail, by fax, by electronic mail or other electronic means, or via a postal service, postage prepaid, to such electronic mail or postal address and directed to such person the Company may notify you of from time to time; and to you at your electronic mail or postal address as shown on the records of the Company from time to time, or at such other electronic mail or postal address as you, by notice to the Company, may designate in writing from time to time.
9.You acknowledge that, regardless of any action taken by the Company or, if different, the Affiliate employing you (the “Employer”), the ultimate liability for Tax-Related Items is and remains your responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Plan, including, but not limited to, the grant of the PSUs, the earning and payment of Shares covered by the PSUs, the sale of Shares acquired upon the earning and payment of the PSUs and the receipt of any dividends; and (b) do not commit to structure the terms of this Award or any aspect of the Plan to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to tax in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
In the event the Company and/or the Employer determine that any Tax-Related Items must be withheld as a result of your participation in the Plan, you agree as a condition of the grant of the PSUs to make arrangements satisfactory to the Company to enable the Company and/or the Employer to satisfy all withholding requirements. Accordingly, you authorize the Company to fulfill any withholding obligations for Tax-Related Items by any method permitted under the Plan and approved by the Company and, to the extent required by applicable law or the Plan, the Committee. Such methods may include, but are not limited to: (i) withholding from wages or other cash compensation payable to you by the Company and/or the Employer, (ii) withholding from the proceeds of the sale of Shares delivered to you upon payment of the PSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent), (iii) withholding Shares otherwise deliverable to you upon payment of the PSUs, and/or (iv) requiring you to tender a cash payment to the Company or its designee.
The Company and/or the Employer may withhold for Tax-Related Items by considering statutory or other applicable withholding rates, including minimum rates or up to the maximum rates in the jurisdiction(s) applicable to you. In the event of over-withholding for any reason, you may receive a refund of any over-withheld amount in cash from the Company or the Employer (and in no event will you have any entitlement to the equivalent amount in Shares); alternatively, if not refunded by the Company or the Employer, you may be able to seek a refund from the local tax authorities. In the event of under-withholding for any
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reason, you may be required to pay any additional Tax-Related Items directly to the applicable tax authorities. If the obligation for Tax-Related Items is satisfied by withholding Shares, for tax purposes, you will be deemed to have been issued the full number of Shares subject to the earned and payable portion of the PSUs, notwithstanding that a number of Shares are withheld to satisfy the withholding obligation for Tax-Related Items. The Company may refuse to deliver Shares or the proceeds from the sale of Shares if you fail to comply with your obligations in connection with the Tax-Related Items.
10.In the event any provision of this Award Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Award Agreement, and the Award Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.
11.This Award Agreement, together with any applicable provisions of any employment or service agreement, the Company’s Equity Award Death, Disability and Retirement Policy, and the Company’s Severance Plan, each as may be amended from time to time pursuant to its terms (the “PSU Terms”), constitute the final understanding between you and the Company regarding the PSUs, provided that in the event of any conflict between the PSU Terms and this Award Agreement, the PSU Terms shall govern, unless otherwise explicitly set forth in this Award Agreement and subject in all cases to the Plan. Any prior agreements, commitments or negotiations concerning the PSUs are superseded.
12.This Award and any other Award, amount or benefit received under the Plan or from the Company or any Affiliate shall be subject to the Company’s Incentive Based Compensation Recovery Policy, as may be amended from time to time, and shall also be subject to cancellation, recoupment, rescission, payback or other action in accordance with the terms of any other applicable Company clawback or recoupment or similar policy or any applicable law (including, for the avoidance of doubt any applicable stock exchange rules), as may be in effect from time to time (collectively, with the Company’s Incentive Based Compensation Recovery Policy, the “Recovery Policy”). You hereby acknowledge and consent to the Company’s application, implementation and enforcement of any such policy and any provision of applicable law relating to cancellation, recoupment, rescission or payback of compensation that may apply to you, whether adopted prior to or following the date of this Award. The Company may take such actions as may be necessary to effectuate any such policy or applicable law, without further consideration or action. In addition, you acknowledge and agree that you are subject to the Company’s Insider Trading Policy. To the extent allowed by applicable law, if it is determined at any time that you have engaged in any transactions involving the Common Stock in violation of the Company’s Insider Trading Policy, the Company will be entitled to apply this Section 12 to cause the cancellation, recoupment, rescission, or payback of the applicable Award or any amount of benefit received pursuant to such Award.
13.The PSUs shall be subject to any special terms and conditions applicable to employees and other Service Providers based outside the U.S., as set forth in Exhibit B to this Award Agreement. IN THE EVENT OF ANY CONFLICT BETWEEN (a) THIS AWARD AGREEMENT AND EXHIBIT A AND (b) EXHIBIT B, THE PROVISIONS OF EXHIBIT B SHALL PREVAIL AND CONTROL THE PSUs. The Company reserves the right to impose other requirements on your participation in the Plan, on the PSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
14.If (1) you do not accept your Award Agreement through the online acceptance process within 120 days following the Grant Date (or, if earlier, the payment of any Shares under the PSUs, the “Deadline”), and (2) you do not provide written notice to the Company of your rejection of the Award Agreement by the Deadline, then the Company will automatically accept the Award Agreement on your behalf.
IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed by its duly authorized officer, and you have hereunto set your hand, all as of the Grant Date stated above.
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GRANTEE	EXACT SCIENCES CORPORATION

Sign Name:	By:
Print Name:		Kevin Conroy
President and CEO
Signature Page to Performance Share Unit Agreement

Exhibit A
Performance Share Unit Award Agreement
Earning and Payment of PSUs
(a)Earning of PSUs. [__]
(b)Change in Control. [__]
(c)Impact of Separation from Service; Incentive-Based Compensation Recovery Policy. [__]. No PSU shall become earned and payable if, prior to the payment of the related Shares, such PSU becomes forfeitable under the Recovery Policy.
(d)Timing and Form of Payment. Any PSUs that become earned and payable shall be paid by issuance and delivery of one Share for each PSU that is earned and payable. Delivery of Shares shall occur as soon as administratively practicable, generally within 30 days after the Committee’s determination of the Revenue and the Adjusted EBITDA, as adjusted by the relative TSR modifier, achieved pursuant to paragraphs (a) or (b) above, as applicable, but in any event by March 15 of the year following the year of vesting.
(e)Definitions. Defined terms applicable to this Exhibit A that are not elsewhere defined are as follows:
i.“Performance Period” shall mean the three-year period commencing on January 1, 20__, and ending on December 31, 20__.
(f)Section 409A. This Award is intended to be exempt from (or in the alternative to comply with) the requirements of Section 409A of the Code, to the extent applicable. Notwithstanding any provision of the Plan or this Award Agreement to the contrary, this Award shall be interpreted, operated and administered consistent with this intent. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Award comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A of the Code.

A-1

Exhibit B
Exact Sciences Corporation
2025 Omnibus Long-Term Incentive Plan
Country-Specific Terms for
Employees and Other Service Providers Based Outside the U.S.
Unless otherwise provided below, capitalized terms used but not otherwise defined herein shall have the same meanings assigned to them in the Plan, any applicable Exhibit to the Plan or the Award Agreement.
Terms and Conditions
This Exhibit B, which is part of the Award Agreement, includes additional or different terms and conditions that govern the award of PSUs if you reside or work in one of the jurisdictions listed below.
If you are a citizen or resident (or are considered as such for local law purposes) of a country other than the country in which you are currently residing and/or working, or if you relocate to another country after the Grant Date, the Company shall, in its discretion, determine to what extent the special terms and conditions contained herein shall be applicable to you.
Notifications
This Exhibit B may also include information regarding securities, exchange controls and certain other issues of which you should be aware with respect to participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective jurisdictions as of November 2024. Such laws are often complex and change frequently. As a result, you should not rely on the information in this Exhibit B as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time that the PSUs are earned and paid or you sell Shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to your particular situation. You should seek appropriate professional advice as to how the relevant laws in your jurisdiction may apply to your situation.
If you are a citizen or resident (or are considered as such for local law purposes) of a country other than the country in which you are currently residing and/or working, or if you relocate to another country after the Grant Date, the information contained herein may not be applicable to you in the same manner.

ALL JURISDICTIONS
Terms and Conditions
DATA PRIVACY
If you would like to participate in the Plan, you will need to review the information provided in this Data Privacy provision and, where applicable, declare consent to the processing and/or transfer of personal data as described below.
(a)EEA+ Controller and Representative. If you are based in the European Union (“EU”), the European Economic Area (“EEA”), Switzerland (“CH”) or the United Kingdom (“UK”) (collectively “EEA+”), you should note that the Company, with its registered address at 5505 Endeavor Lane, Madison, WI 53719, United States of America, is the controller responsible for the processing of Participant’s personal data in connection with the Agreement and the Plan. The Company’s representative in the EEA+ is Corné Purcell located at 70 Sir John Rogerson's Quay, Dublin 2, Ireland.

(b)Data Collection and Usage. The Company collects, uses and otherwise processes certain personal data about you, including, but not limited to, your name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any Shares or directorships held in the Company, details of all PSUs or any other entitlement to shares of stock awarded, canceled, exercised, earned, unearned or outstanding in your favor, which the Company receives from you, the Employer or otherwise in connection with the Award Agreement or the Plan (“Personal Data”), for the purposes of implementing, administering and managing the Plan and allocating Shares pursuant to the Plan.

If you are based in the EEA+, the legal basis for the processing of Personal Data by the Company is the necessity of the data processing for the Company to (i) perform its contractual obligations under the Award Agreement, (ii) comply with legal obligations established in the EEA+, or (iii) pursue the legitimate interest of complying with legal obligations established outside of the EEA+.

If you are based outside of the EEA+, the legal basis, where required, for the processing of Personal Data by the Company is your consent, as further described below.

(c)Stock Plan Administration Providers. The Company transfers Data to Fidelity Stock Plan Services, LLC and certain of its affiliates (collectively, “Fidelity”) an independent stock plan administration company, which is assisting the Company by performing recordkeeping and administration services for the Plan. In the future, the Company may select a different stock plan administration company and share Personal Data with such other company serving in a similar manner. Fidelity will open an account for you to receive and trade Shares acquired under the Plan. You may be asked to agree on separate terms and data processing practices with Fidelity, with such agreement being a condition to the ability to participate in the Plan.

(d)International Data Transfers. Personal Data will be transferred from your country to the U.S. where the Company and Fidelity and the Company's other advisors are based. You understand and acknowledge that the U.S. is not subject to an adequacy finding by the European Commission and might not provide a level of protection of Personal Data equivalent to the level of protection in your country. As a result, in the absence of appropriate safeguards such as the Standard Contractual Clauses adopted by the EU Commission, the processing of Personal Data might not be subject to substantive data processing principles or supervision by data protection authorities. In addition, data subjects might have no or less enforceable rights regarding the processing of their Personal Data.

If you are based in the EEA+, Personal Data will be transferred from the EEA+ to the Company based on the EU Standard Contractual Clauses. The onward transfer of Personal Data from the Company to Fidelity (or, as the case may be, a different stock plan administration company assisting the Company) is based solely on Participant’s consent, as further described below.

If you are based outside of the EEA+, the Company’s legal basis, where required, for the transfer of Personal Data from your country to the Company and from the Company onward to Fidelity (or, as the case may be, a different stock plan administration company assisting the Company) is based on your consent, as further described below.

(e)Data Retention. The Company will hold and use Personal Data only as long as is necessary to implement, administer and manage your participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and security laws. The Company will not retain information for longer than is strictly necessary.

(f)Data Subject Rights. You may have a number of rights under data privacy laws in your jurisdiction. Depending on where you are based, such rights may include the right to (i) request access or copies of Personal Data the Company processes, (ii) the rectification or amendment of incorrect or incomplete Personal Data, (iii) the deletion of Personal Data, (iv) request restrictions on the processing of Personal Data, (v) object to the processing of Personal Data for legitimate interests, (vi) the portability of Personal Data, (vi) lodge complaints with competent authorities in Participant’s jurisdiction, and/or to (viii) receive a list with the names and addresses of any potential recipients of Personal Data. To receive additional information regarding these rights or to exercise these rights, you can contact privacy@exactsciences.com.

(g)Necessary Disclosure of Personal Data. You understand that providing the Company with Personal Data is necessary for the performance of the Award Agreement and that your refusal to provide Personal Data would make it impossible for the Company to perform its contractual obligations and may affect your ability to participate in the Plan.

(h)Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and you are providing any consents referred to herein on a purely voluntary basis. You understand that you may withdraw any such consent at any time with future effect for any or no reason. If you do not consent, or if you later seek to withdraw your consent, your salary from or employment and career with the Employer will not be affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant PSUs to you or administer or maintain your participation in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, you should contact the Company's data privacy contact at privacy@exactsciences.com.

Declaration of Consent. If you are based in the EEA+, by accepting the grant of PSUs and indicating consent via the Company’s online acceptance procedure, you explicitly declare your consent to the onward transfer of Personal Data by the Company to Fidelity (or, as the case may be, a different stock plan administration company assisting the Company) in the U.S. as described above.

If you are based outside of the EEA+, by accepting the grant of PSUs and indicating consent via the Company’s online acceptance procedure, you explicitly declare your consent to the collection, processing and transfer of Personal Data as described above.

NATURE OF GRANT
By accepting the grant of PSUs and participating in the Plan, you acknowledge, understand and agree that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)the grant of PSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of PSUs or benefits in lieu of PSUs, even if such grants have been awarded in the past;

(c)all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(d)the grant of PSUs shall not be interpreted as forming or amending an employment or service contract with the Company, and shall not interfere with any ability the Company or the Employer may have to terminate your employment or service relationship;

(e)you are voluntarily accepting the grant of PSUs and participating in the Plan;

(f)the grant of PSUs and any Shares that may be acquired under the Plan, and the income from and value of same, are not intended to replace any pension rights or compensation;

(g)the grant of PSUs and any Shares that may be acquired under the Plan, and the income from and value of same, are not part of normal or expected compensation for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, pension or retirement benefits or welfare benefits or similar payments, and in no event should be considered as compensation for, or in any way relating to, past services for the Company or any of its Affiliates;

(h)the future value of the underlying Shares is unknown, undeterminable and cannot be predicted with certainty, and the value of any Shares that may be acquired under the Plan may increase or decrease;
(i)no claim or entitlement to compensation or damages shall arise from forfeiture of the PSUs or recoupment of any Shares acquired under the Plan resulting from (i) a Separation from Service (for any reason whatsoever, whether or not later found to be invalid or in breach of applicable laws in the jurisdiction where you are employed or the terms of your employment or service agreement, if any) and/or (ii) the application of the Recovery Policy or any recovery or clawback policy otherwise required by law;

(j)for purposes of the Plan, your employment or service relationship will be considered terminated as of the date you are no longer actively providing services to the Company or one of its Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or providing services or in breach of the terms of your employment or service agreement, if any) and, unless otherwise provided in the PSU Terms or determined by the Company, your right to earn and be paid any portion of the PSUs, if any, will terminate effective as of such date and will not be extended by any notice period (e.g., active services would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or providing services or under the terms of your employment or service agreement, if any); the Committee shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of the Plan (including whether you may still be considered to be actively providing services while on an approved leave of absence);

(k)unless otherwise provided in the Plan or by the Company in its discretion, the PSUs and the benefits evidenced by the Award Agreement do not create any entitlement to have the PSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Common Stock;

(l)neither the Company, nor the Employer, nor any of the Company's other Affiliates shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the PSUs or any amounts due to you pursuant to the acquisition of Shares or the subsequent sale of Shares acquired under the Plan; and

(m)the Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding your participation in the Plan or your acquisition or sale of Shares. You should consult with your personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

GOVERNING LAW / CHOICE OF VENUE

The Award Agreement and your participation in the Plan will be interpreted and construed in accordance with and governed by the laws of the State of Wisconsin without giving effect to the principles of conflict of laws thereof, provided that the provisions set forth herein that are required to be governed by the Delaware General Corporation Law shall be governed by such law. Any and all disputes relating to, concerning or arising from the Plan, or relating to, concerning or arising from the relationship between the parties evidenced by the Award Agreement, shall be brought and heard exclusively in the U.S. District Court for the Western District of Wisconsin, USA. Each of the parties hereby represents and agrees that such party is subject to the personal jurisdiction of said courts, hereby irrevocably consents to the jurisdiction of such courts in any legal or equitable proceedings related to, concerning or arising from such dispute, and waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in such courts is improper or that such proceedings have been brought in an inconvenient forum.

LANGUAGE

You acknowledge that you are sufficiently proficient in the English language, or have consulted with an advisor who is sufficiently proficient in English, so as to allow you to understand the provisions in the Award Agreement and the Plan. If you have received the Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control (unless otherwise explicitly required by applicable law).

Notifications
FOREIGN ASSET / ACCOUNT AND EXCHANGE CONTROL REQUIREMENTS
Certain foreign asset and/or foreign account requirements and/or exchange controls may affect your ability to acquire or hold Shares or cash received from participating in the Plan in a brokerage or bank account outside your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You may also be required to repatriate sale proceeds or other funds received as a result of participation in the Plan to your country through a designated bank or broker and/or within a certain time after receipt. You are responsible for complying with any applicable requirements and should consult your personal legal and tax advisors regarding such matters.

INSIDER TRADING RESTRICTIONS / MARKET ABUSE LAWS
You may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions including, but not limited to, the United States and your country of residence, which may affect your ability to accept, acquire, sell or otherwise dispose of Shares or rights to Shares (e.g., PSUs), or rights linked to the value of Shares, during such times as you are considered to have “insider information” regarding the Company (as defined by the laws or regulations in the applicable jurisdictions). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company's insider trading policy. You are responsible for complying with any applicable requirements and should consult your personal legal advisor regarding such matters.
CANADA
Terms and Conditions
TIMING AND FORM OF PAYMENT. The following provision supplements subsection (d) of Exhibit A to the Award Agreement:
Any PSUs that become earned and payable shall be paid by issuance and delivery of one (1) Share for each PSU that becomes earned and payable, as set forth herein. The discretion to settle PSUs in cash referred to in Section 10.4.1 of the Plan shall not apply to PSUs granted in Canada.
NATURE OF GRANT. The following provision replaces subsection (j) of the “Nature of Grant” section of Exhibit B:
For purposes of the Plan, unless otherwise explicitly required by applicable legislation, your employment or service relationship will be considered terminated and your right (if any) to participate in the Plan and earn PSUs or to seek damages in lieu thereof after such termination of employment (regardless of the reason for such termination and whether or not later to be found invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment or service agreement, if any) will be measured as of the date that is the earliest of: (i) the date you receive or give written notice of termination, and (ii) the date you are no longer actively providing services to the Company or an Affiliate, regardless of any period during which notice, pay in lieu of notice or related payments or damages are provided or required to be provided under statute, contract, common or civil law or otherwise (the “Termination Date”).  For greater certainty, you will not earn PSUs or be entitled to any pro-rated earning of PSUs for that portion of time before the Termination Date nor will you be entitled to any compensation for lost earning of PSUs.  Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued entitlement to earn PSUs during a statutory notice period, your right to participate in the Plan and earn PSUs after the Termination Date, if any, will terminate effective as of the last day of your minimum statutory notice period but you will not be entitled to any pro-rated earning of PSUs if the last day of the Performance Period falls after the end of your statutory notice period nor will you be entitled to any compensation for lost earning of PSUs.  Subject to applicable legislation, in case of any question as to whether termination of employment has occurred that cannot be reasonably determined under the terms of the Award Agreement and the Plan, the Committee will have the sole discretion to determine whether such termination of employment has occurred and the effective date of such termination.

The following provisions apply to individuals who are residents of Quebec:
DATA PRIVACY TERMS. The following provision supplements the Data Privacy section of this Exhibit B:
You authorize the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan for purposes that relate to the administration and operation of the Plan. You further authorize the Company, any Affiliate and the stock plan administration company (including Fidelity) to disclose and discuss the Plan with their advisors. You acknowledge and agree that your personal information, including any sensitive personal information, may be transferred or disclosed outside of the Province of Quebec, including to the United States. You further authorize the Company and any Affiliate to record such information and to keep such information in your employee file.
Notifications
SECURITIES LAW NOTIFICATION. You are permitted to sell Shares acquired under the Plan through Fidelity or such other stock plan administration company as may be selected by the Company in the future, provided the sale of Shares takes place outside Canada through facilities of a stock exchange on which the Shares are listed. The Shares are currently listed on the Nasdaq Capital Market.
FOREIGN ASSET/ACCOUNT REPORTING NOTIFICATION. You are required to report foreign property on Form T1135 (Foreign Income Verification Statement) if the total cost of the foreign property exceeds C$100,000 at any time in the year. Foreign property includes Shares acquired under the Plan and may include the PSUs. The PSUs must be reported (generally at a nil cost) if the C$100,000 cost threshold is exceeded because of other foreign property held. If Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB ordinarily would equal the fair market value of the Shares at the time of acquisition, but if other Shares are owned, this ACB may need to be averaged with the ACB of the other Shares. The Form T1135 generally must be filed by April 30 of the following year. You should consult your personal tax advisor to ensure compliance with applicable reporting obligations.
FRANCE
Terms and Conditions
FRENCH-QUALIFIED PSUS. The PSUs are subject to the terms and conditions of the Plan and the Policy on Grants of Exact Sciences Corporation PSUs to Participants in France (the “French RSU Policy”). To the extent that any term used in this section for France is defined in both the Plan and the French RSU Policy, for purposes of this Award of French-qualified PSUs, the definition in the French RSU Policy will prevail.

The PSUs are intended to qualify for the favorable tax and social security regime in France under Sections L. 225-197-1 to L. 225-197-5 and Sections L. 22-10-59 and L. 22-10-60 of the French Commercial Code, as amended (the “French-Qualified PSUs”). Certain events may affect the status of the PSUs as French-Qualified PSUs, and the French-Qualified PSUs may be disqualified in the future. The Company does not make any undertaking or representation to maintain the qualified status of the PSUs. If the PSUs no longer qualify as French-Qualified PSUs, the favorable tax and social security treatment will not apply, and you will be required to pay your portion of social security contributions resulting from the PSUs (as well as any income tax that is due).

For the avoidance of doubt, the French RSU Policy and the provisions set forth in this "France"
section of this Exhibit B take precedence over the provisions set forth in the Company’s Equity
Award Death, Disability and Retirement Policy (including, without limitation, any provisions in such policy that provide for the acceleration of vesting of any equity awards granted to you).

EARNING OF PSUS; IMPACT OF SEPARATION FROM SERVICE; INCENTIVE-BASED COMPENSATION RECOVERY POLICY; TIMING AND FORM OF PAYMENT. The following provisions supplement subsections (a), (c), and (d) of Exhibit A to the Award Agreement:

Except in the event of your death or Disability (as defined in the French RSU Policy), to benefit from the favorable tax and social security regime, you may not earn and be paid any PSUs prior to the first anniversary of the Grant Date, or such other minimum period as required for the Performance Period applicable to French-qualified PSUs under Section L. 225-197-1 of the French Commercial Code, as amended, or relevant Sections of the French Tax Code or the French Social Security Code, as amended.

In the event of your death, any French-Qualified PSUs held by you will become earned and payable and the underlying Shares will become transferable to your heirs, provided your heirs request the Shares within six (6) months of your death. If your heirs do not request the Shares within six (6) months of your death, the French-Qualified PSUs will be forfeited. The number of Shares that shall become transferable to your heirs will be the number of Shares corresponding to the number of PSUs that would otherwise become earned and payable at the end of the Performance Period based on the achievement of the performance goals set forth in Exhibit A.

RESTRICTION ON TRANSFER AND SALE OF SHARES. You may not sell or transfer the Shares acquired upon payment of the French-Qualified PSUs prior to the second anniversary of the Grant Date, or such other period as is required to comply with the minimum mandatory holding period applicable to French-qualified PSUs under Section L. 225-197-1 of the French Commercial Code, the relevant sections of the French Tax Code or of the French Social Security Code, as amended, to benefit from the favorable tax and social security regime. To ensure compliance with these restrictions, the Shares acquired upon payment of the French-Qualified PSUs must be held with Fidelity (or according to such procedures implemented by the Company to ensure compliance with the restrictions) until such Shares are sold. These restrictions will apply even after you are no longer employed by the Employer, the Company or one its other Affiliates. Notwithstanding the foregoing, your heirs, in the case of your death, or you, in the case of Disability (as defined in the French RSU Policy), are not subject to this minimum mandatory holding period.

Further, as long as the PSUs and the Shares acquired upon payment of the French-Qualified PSUs maintain their French-qualified status, the Shares cannot be sold during certain Closed Periods (as defined in the French RSU Policy). Notwithstanding the foregoing, your heirs, in the case of your death, or you, in the case of Disability (as defined in the French RSU Policy), are not subject to the restriction on the sale of Shares during Closed Periods.

Finally, if you qualify as a managing corporate officer (as defined in Article C, Section 2 of the French RSU Policy), you may not sell 20% of the Shares acquired upon payment of the French-Qualified PSUs until the termination of your duties as a managing corporate officer.
LANGUAGE CONSENT. By accepting the Award Agreement, you confirm having read and understood the documents relating to the Award (the Plan, the French RSU Policy, and the Award Agreement) which were provided in English language. You accept the terms of those documents accordingly.

CONSENTEMENT À LA LANGUE UTILISÉE. En acceptant le Contrat d'Attribution, vous confirmez avoir lu et compris les documents relatifs à l’Attribution (le Plan, le "French RSU Policy" et le Contrat d'Attribution) qui ont été fournis en langue anglaise. Vous acceptez les termes de ces documents en conséquence.

Notifications
FOREIGN ASSET/ACCOUNT REPORTING NOTIFICATION. If you hold Shares outside France or maintain a foreign bank account, you are required to report such to the French tax authorities when filing your annual tax return.

GERMANY
Notifications
EXCHANGE CONTROL NOTIFICATION. Cross-border payments in excess of a certain threshold (EUR 50,000 as of January 1, 2025) must be reported to the German Federal Bank (Bundesbank). The Employer will report certain information related to the PSUs to Bundesbank if required to comply with this reporting obligation. You will be required to report certain information related to the PSUs to Bundesbank to comply with this reporting obligation as follows: If the Company withholds or sells Shares with a value in excess of this amount to cover Tax-Related Items or if you sell Shares via a foreign broker, bank or service provider and receive proceeds in excess of this amount, you must report the payment to Bundesbank, either electronically using the “General Statistics Reporting Portal” (Allgemeines Meldeportal Statistik) available via Bundesbank’s website (www.bundesbank.de) or by such other method (e.g., by email or telephone) as is permitted or required by Bundesbank. The report must be submitted monthly or within other such timing as is permitted or required by Bundesbank.
FOREIGN ASSET/ACCOUNT REPORTING NOTIFICATION. If the acquisition of Shares under the Plan leads to a “qualified participation” at any point during the calendar year, you will need to report the acquisition when you file your tax return for the relevant year. A qualified participation is attained if (a) the value of the Shares acquired exceeds a certain threshold or (b) in the unlikely event you hold Shares exceeding a certain threshold of the Company’s total Common Stock. However, if the Shares are listed on a recognized U.S. exchange (e.g., the Nasdaq Capital Market) and you own less than 1% of the Company, this requirement will not apply to you.
IRELAND
No country specific provisions apply.
ITALY
Terms and Conditions
PLAN DOCUMENT ACKNOWLEDGMENT. By accepting the grant of PSUs, you acknowledge that you have been given access to the Plan, have reviewed the Plan and the Award Agreement in their entirety and fully understand and accept all provisions of the Plan and the Award Agreement, including, but not limited to, the following sections of the Award Agreement: Section 5 (dealing with compliance with applicable securities laws and income tax laws), Section 8 (dealing with electronic acceptance of documents and participation), Section 9 (dealing with tax and tax withholding obligations), Section 12 (dealing with cancellation, recoupment, rescission, and clawback of amounts paid under the Award Agreement), Section 14 (dealing with award acceptance), the Exhibit A provisions on Earning of PSUs, and the Exhibit B provisions on Data Privacy and Governing Law / Choice of Venue.
Notifications
FOREIGN ASSET/ACCOUNT REPORTING NOTIFICATION. If you are an Italian resident and hold investments or financial assets outside of Italy (e.g., cash, Shares) during any fiscal year which may generate income taxable in Italy (or if you are the beneficial owner of such an investment or asset under the Italian money-laundering legislation even if you do not directly hold the investment or asset), you are required to report such investments or assets on your annual tax return for such fiscal year (on UNICO Form, RW Schedule, or on a special form if you are not required to file a tax return).

JAPAN

Notifications

EXCHANGE CONTROL NOTIFICATION. If you acquire Shares valued at more than ¥100,000,000 in a single transaction, you must file a Securities Acquisition Report with the Ministry of Finance through the Bank of Japan within 20 days after the acquisition of the Shares.

FOREIGN ASSET/ACCOUNT REPORTING NOTIFICATION. If you hold assets outside of Japan with a value exceeding ¥50,000,000 (as of December 31 each year), you are required to comply with annual tax reporting obligations by June 30 with respect to such assets. If (a) your net income, other than retirement income, is more than ¥20,000,000 and you hold assets with a total value of ¥300,000,000 or more (or foreign securities, etc., with a total value of ¥100,000,000 or more), or (b) you hold assets with a total value of ¥1,000,000,000, you are also required to file a report of assets and liabilities by June 30.

NETHERLANDS
No country specific provisions apply.
POLAND
Notifications
EXCHANGE CONTROL NOTIFICATION. If you hold foreign securities (including Shares) and/or maintain accounts abroad, you may be required to file certain reports with the National Bank of Poland. Specifically, if the value of securities and cash held in such foreign accounts exceeds PLN 7 million, you must file reports on the transactions and balances of the accounts on a quarterly basis. Further, any fund transfers into or out of Poland in excess of a certain threshold (currently EUR 15,000 or PLN 15,000 if such transfer of funds is connected with business activity of an entrepreneur) must be effected through a bank in Poland. Polish residents are required to store all documents related to foreign exchange transactions for a period of five years.
SWEDEN
Terms and Conditions
RESPONSIBILITY FOR TAXES. The following provision supplements Section 9 of the Award Agreement:
Without limiting the authority of the Company or the Employer to satisfy their withholding obligations for Tax-Related Items as set forth in Section 9 of the Award Agreement, by accepting the grant of PSUs, you authorize the Company to withhold from the proceeds of the sale of Shares delivered to you or withhold Shares otherwise deliverable to you, as described in Section 9 of the Award Agreement, regardless of whether the Company or the Employer has an obligation to withhold such Tax-Related Items.
SWITZERLAND
Notifications
SECURITIES LAW NOTIFICATION. Neither this document nor any other materials relating to the Plan (a) constitute a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (b) may be publicly distributed nor otherwise made publicly available in Switzerland to any person other than an employee of the Company or an Affiliate or (c) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 of FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority (FINMA).

UNITED KINGDOM
Terms and Conditions
RESPONSIBILITY FOR TAXES. The following provision supplements Section 9 of the Award Agreement:
Without limitation to Section 9 of the Award Agreement, you hereby agree that you are liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items, as and when requested by the Company or the Employer, as applicable, or by HM Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority). You also hereby agree to indemnify and keep indemnified the Company and the Employer, as applicable, against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on your behalf.
Notwithstanding the foregoing, if you are an executive officer or director of the Company (as within the meaning of Section 13(k) of the Exchange Act), the terms of the immediately foregoing provision will not apply. In the event that you are such an executive officer or director and the income tax is not collected from or paid by you within ninety (90) days of the end of the United Kingdom tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected income tax may constitute a benefit to you on which additional income tax and National Insurance contributions may be payable. You acknowledge that you will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying the Company or the Employer, as applicable, for the value of any employee National Insurance contributions due on this additional benefit.